Exhibit 10.51

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 25, 2006 (the “Effective Date”), by and between VICAL INCORPORATED, a Delaware corporation (the “Company”), having its principal place of business at 10390 Pacific Center Court, San Diego, California 92121, USA, and AnGes MG Inc., a Japanese corporation (the “Purchaser”), having its principal place of business at 7-7-15 Saito-Asagi, Ibaraki, Osaka, 567-0085, Japan.

WHEREAS, the Company and the Purchaser have entered into that certain Research and Development Agreement of even date herewith (the “R&D Agreement”); and

WHEREAS, in connection with the R&D Agreement, the Company wishes to sell to the Purchaser, and Purchaser wishes to purchase from the Company, shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings provided in the R&D Agreement. In addition, the following terms shall have the respective meanings set forth below:

1.1 “Acquisition Transaction” shall have the meaning set forth in Section 10.2(g).

1.2 “Adjusted Share Amount” shall have the meaning set forth in Section 2.2(b).

1.3 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party hereto and shall include any entity more than 50% of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a party, and any entity which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.4 “Closing” shall refer to either the Initial Closing or the Milestone Closing, as applicable.

1.5 “Closing Date” shall refer to either the Initial Closing Date or the Milestone Closing Date, as applicable.

1.6 “Company Securities” shall have the meaning set forth in Section 10.1.

1.7 “Excess Amount” shall have the meaning set forth in Section 2.2(b).

1.8 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.10 “Indemnitee” shall have the meaning set forth in Section 8.4(c).

1.11 “Indemnitor” shall have the meaning set forth in Section 8.4(c).

1.12 “Initial Closing” shall mean the closing of the sale and purchase of the Initial Shares.

1.13 “Initial Closing Date” shall mean the Effective Date or such other date or time as the Company and the Purchaser may mutually agree.

1.14 “Initial Shares” shall mean the number of shares of Common Stock (rounded down to the nearest whole number) equal to the quotient of $6,900,000 divided by the Initial Share Price.

1.15 “Initial Share Price” shall mean the lesser of the volume weighted average trading price per share of Common Stock for the 30 trading days ending on the second trading day immediately preceding the Initial Closing Date as reported on the Nasdaq National Market or $6.50 per share of Common Stock.

1.16 “Milestone Closing” shall mean the closing of the sale and purchase of the Milestone Shares.

1.17 “Milestone Closing Date” shall mean the later of (a) [***] and (b) [***] or such other date or time as the Company and the Purchaser may agree in writing.

2.	*** Confidential Treatment Requested

1.18 “Milestone Share Cap” shall mean the number of whole shares of Common Stock equal to 19.99% of the number of shares of Common Stock outstanding as of the Milestone Closing Date after giving effect to the Shares to be purchased under Section 2.2(b).

1.19 “Milestone Share Price” shall mean the volume weighted average trading price per share of Common Stock for the 30 trading days ending on the second trading day immediately preceding the Milestone Closing Date as reported on the Nasdaq National Market or such other national securities exchange or market on which the shares of Common Stock are then traded or quoted; provided that, if shares of Common Stock are not traded on any recognized exchange or market, the Milestone Share Price shall be the fair market value of one share of Common Stock as determined in good faith by the Company’s Board of Directors, which good faith determination shall include a discount for illiquidity from the value that would otherwise be determined if the shares of Common Stock were listed on a recognized exchange or market.

1.20 “Milestone Shares” shall mean the number of shares of Common Stock (rounded down to the nearest whole number) equal to the quotient of $3,950,000 divided by the Milestone Share Price, as may be adjusted pursuant to Section 2.2(b).

1.21 “Person” shall mean any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

1.22 “Registrable Shares” shall mean the Shares; provided, however, that Shares shall only be treated as Registrable Securities if and only for so long as they (a) have not been disposed of pursuant to a registration statement declared effective by the SEC, (b) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale and (c) are held by the Purchaser, an Affiliate of the Purchaser or any other person or entity to whom the rights under Article 6 have been transferred in accordance with Section 8.9.

1.23 “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 8.1 and 8.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel to the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the fees and disbursements of counsel to the Purchaser (up to a maximum of $25,000 for such fees and disbursements), but excluding all underwriting discounts and selling commissions in an applicable sale of Registrable Shares.

1.24 “Registration Statement” shall mean a registration statement filed by the Company with the SEC to register Registrable Shares on Form S-3 under the Securities Act or on

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such other form which is appropriate to register such Registrable Shares for resale from time to time by the Purchaser.

1.25 “Restricted Transaction” shall have the meaning set forth in Section 10.1.

1.26 “SEC” shall mean the United States Securities and Exchange Commission.

1.27 “SEC Filings” shall mean all reports, schedules, forms, statements and other documents filed or required to be filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

1.28 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29 “Shares” shall mean the shares of Common Stock being purchased under this Agreement.

1.30 “Suspension Period” shall have the meaning set forth in Section 8.2(b).

2.	AGREEMENT TO SELL AND PURCHASE.

2.1 Authorization of Shares. The Company has authorized the sale and issuance to the Purchaser of the Shares under the terms and conditions of this Agreement.

2.2 Sale and Purchase. Subject to the terms and conditions hereof:

(a) Initial Shares. At the Initial Closing, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Initial Shares at a price per share equal to the Initial Share Price.

(b) Milestone Shares. At the Milestone Closing, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Milestone Shares at a price per share equal to the Milestone Share Price; provided, however, that if (i) the sum of the Milestone Shares plus the Initial Shares would exceed the Milestone Share Cap or (ii) the Company is required to, but has not, obtained any stockholder approval required to comply with Nasdaq rules or a similar rule for any portion of the Milestone Shares to be sold on the Milestone Closing Date, then the number of Shares to be purchased under this Section 2.2(b) shall be adjusted (the “Adjusted Share Amount”). In the case that Section 2.2(b)(i) applies, the Adjusted Share Amount shall be the number of Shares that, when added to the Initial Shares, equals the Milestone Share Cap. In the case that Section 2.2(b)(ii) applies, the Adjusted Share Amount shall be the number of Shares that the Company may sell to the Purchaser without being required to obtain such stockholder approval. If the Purchaser is required to purchase an Adjusted Share Amount pursuant to this Section 2.2(b), then the

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Purchaser’s obligation to purchase that portion (the “Excess Portion”) of the Milestone Shares in excess of the Adjusted Share Amount shall be suspended for six months to allow the Company, if the Company so desires, to seek and obtain any required stockholder approval. If the Company has not obtained such stockholder approval within six months after the Milestone Closing Date, then upon the expiration of such six months, the Purchaser shall be permanently relieved of any obligation to purchase the Excess Portion. In no event will the Company be required to sell or issue any portion of the Milestone Shares on the Milestone Closing Date for which stockholder approval is required in order to comply with Nasdaq Stock Market Marketplace Rules (or similar stockholder voting requirements that may be imposed on the Company by any other established stock exchange or national market system on which shares of Common Stock are traded or listed), unless and until the Company has obtained such stockholder approval.

3.	CLOSING, DELIVERY AND PAYMENT.

3.1 Initial Closing. The Initial Closing shall take place on the Initial Closing Date at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA, 92121 or at such other place as the Company and the Purchaser may agree in writing.

3.2 Milestone Closing. Provided that a Final Stoppage Event has not occurred prior to the Milestone Closing Date, the Milestone Closing shall take place on the Milestone Closing Date at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA, 92121 or at such other place as the Company and the Purchaser may agree in writing. For purposes of clarification, the Company’s obligation to offer and sell, and the Purchaser’s obligation to purchase, the Milestone Shares shall terminate if a Final Stoppage Event occurs prior to the Milestone Closing Date or if the R&D Agreement is terminated in accordance with its terms prior to the Milestone Closing Date. Notwithstanding the foregoing, if United States securities laws or SEC regulations so require, Vical shall be entitled to delay the Milestone Closing for up to six (6) months.

3.3 Delivery. At each Closing, subject to the terms and conditions hereof, the Company shall deliver to the Purchaser a certificate or certificates registered in the name of the Purchaser, and/or in such nominee name(s) as designated in writing by the Purchaser, representing the number of Shares to be purchased at such Closing by the Purchaser, against payment of the purchase price therefor by wire transfer made payable to the order of the Company.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser as of the Effective Date as follows:

4.1 Representations in the R&D Agreement. The provisions of Sections 9.2 and 9.4 of the R&D Agreement are hereby incorporated by reference into this Agreement.

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4.2 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

4.3 Authorization; Due Execution. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchaser of this Agreement, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles or (b) to the extent that the enforceability of the indemnification provisions set forth in Section 8.4 hereof may be limited by applicable laws.

4.4 Valid Issuance of Stock. The Shares, when issued, sold and delivered in accordance with the terms of Sections 2 and 3 hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

4.5 No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company, or with respect to any other agreement, a default under which could have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

4.6 SEC Filings. The Company has timely filed with the SEC all SEC Filings. The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act. None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such approvals or

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consents as may be required under the HSR Act and such other notices required or permitted to be filed with certain state and federal securities commissions after the Effective Date, which notices will be filed on a timely basis.

4.8 No Conflict. The Company’s execution, delivery and performance of this Agreement does not violate any provision of the Company’s Restated Certificate of Incorporation or Bylaws, each as amended as of the date hereof (copies of which have been filed with the Company’s SEC Filings), any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or, to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

The Purchaser hereby makes the following representations and warranties to the Company:

5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporate and has all requisite corporate power and authority to carry on its business.

5.2 Authorization; Due Execution. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement. All corporate action on the part of the Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement have been taken. This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles or (b) to the extent that the enforceability of the indemnification provisions set forth in Section 8.4 hereof may be limited by applicable laws.

5.3 No Current Ownership in the Company. Other than the Shares to be acquired, and the rights provided for, under this Agreement, the Purchaser does not own any shares of Common Stock or any rights to acquire Common Stock.

5.4 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement it hereby confirms, that the Shares purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that it does not have any

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contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third party, with respect to the Shares, if issued.

5.5 Disclosure of Information. The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. Section 5.5 is not intended to limit in any respect the representations and warranties made by Vical in Section 4.6.

5.6 Investment Experience. The Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Purchaser also represents it has not been organized solely for the purpose of acquiring the Shares.

5.7 Accredited Investor. The Purchaser is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

5.8 Restricted Securities. The Purchaser understands that:

(a) the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that the Purchaser must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration;

(b) each certificate representing the Shares, if issued, will be endorsed with the following legends:

(i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED; and

(ii) Any legend required to be placed thereon under applicable state securities laws.

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(c) The Company will instruct its transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 under the Securities Act (“Rule 144”) or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

5.9 No Short Sales. The Purchaser has not engaged, and will not engage, in any short sales of the Company’s Common Stock within the [***] trading days prior to the date on which a Closing Date is scheduled under the R&D Agreement.

5.10 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the SEC Filings, this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Purchaser’s behalf. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

6.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.

6.1 Initial Closing. The Company’s obligation to sell, issue and deliver the Initial Shares to the Purchaser at the Initial Closing shall be subject to the following conditions to the extent not waived by the Company:

(a) Receipt of Payment. The Company shall have received payment in full, by wire transfer of immediately available funds, for the Initial Shares at the Initial Share Price.

(b) R&D Agreement. The R&D Agreement shall have been executed and delivered by the Purchaser.

(c) Representations and Warranties; Obligations. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct on the Initial Closing Date. The Purchaser shall have performed and complied with all obligations and conditions required to be performed and complied with by the Purchaser under this Agreement on or prior to the Initial Closing Date.

9.	*** Confidential Treatment Requested

(d) HSR Act. Any waiting period applicable to the consummation of the issuance and sale of the Shares to the Purchaser on the Initial Closing Date or to the R&D Agreement under the HSR Act shall have expired or been terminated.

6.2 Milestone Closing. The Company’s obligation to sell, issue and deliver the Milestone Shares to the Purchaser at the Milestone Closing shall be subject to the following conditions to the extent not waived by the Company:

(a) Receipt of Payment. The Company shall have received payment in full, by wire transfer of immediately available funds, for the Milestone Shares at the Milestone Share Price.

(b) R&D Agreement. The R&D Agreement shall be in full force and effect as of the Milestone Closing Date.

(c) HSR Act. Any waiting period applicable to the consummation of the issuance and sale of the Shares to the Purchaser on the Milestone Closing Date or to the R&D Agreement under the HSR Act shall have expired or been terminated.

(d) Required Stockholder Approval. Solely with respect to the sale of any portion of the Shares issuable on the Milestone Closing Date for which stockholder approval is required in order to comply with Nasdaq Stock Market Marketplace Rules (or similar stockholder voting requirements that may be imposed on the Company by any other established stock exchange or national market system on which shares of Common Stock are traded or listed), the Company shall have obtained such stockholder approval.

7.	CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT CLOSING.

7.1 Initial Closing. The Purchaser’s obligation to accept delivery of and pay for the Initial Shares at the Initial Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(a) Representations and Warranties; Obligations. The representations and warranties made by the Company in Section 4 hereof shall be true and correct on the Initial Closing Date. The Company shall have performed and complied with all obligations and conditions to be performed and complied with by the Company under this Agreement on or prior to the Initial Closing Date.

(b) R&D Agreement. The R&D Agreement shall have been executed and delivered by the Company and the Purchaser.

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(c) HSR Act. Any waiting period applicable to the consummation of the issuance and sale of the Shares to the Purchaser on the Initial Closing Date or to the R&D Agreement under the HSR Act shall have expired or been terminated.

7.2 Milestone Closing. The Purchaser’s obligation to accept delivery of and pay for the Milestone Shares at the Milestone Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(a) Representations and Warranties; Obligations. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects on the Milestone Closing Date as if made on such date; provided, however, that the Company shall deliver to the Purchaser an officer’s certificate updating as of a reasonably recent date prior to the Milestone Closing Date the representations and warranties made by the Company in Section 4 hereof, which shall be true and correct in all material respects on and as of the Milestone Closing Date. The Company shall have performed and complied with all obligations and conditions to be performed and complied with by the Company under this Agreement and the R&D Agreement on or prior to the Milestone Closing Date.

(b) R&D Agreement. The R&D Agreement shall be in full force and effect as of the Milestone Closing Date.

(c) HSR Act. Any waiting period applicable to the consummation of the issuance and sale of the Shares to the Purchaser on the Milestone Closing Date or to the R&D Agreement under the HSR Act shall have expired or been terminated.

8.	REGISTRATION RIGHTS.

8.1 Registration of Shares.

(a) At any time that the Purchaser is entitled to sell or transfer any Shares pursuant to Section 9 hereof, the Purchaser may request, in writing, that the Company effect the registration for resale of Registrable Shares pursuant to a Registration Statement. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration for resale of all such Registrable Shares. If the Purchaser intends to distribute the Registrable Shares by means of an underwriting, it shall so advise the Company in its request.

(b) The Company shall not be required to effect more than one registration pursuant to this Section 8.1. If the Company has filed a registration statement within six months of the proposed date of filing of the applicable Registration Statement, the Company shall not be obligated to file a Registration Statement until after the end of such six month period.

(c) If at the time of any request to register Registrable Shares pursuant to this Section 8.1, the Company is engaged in any activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request

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be delayed for a period not in excess of three months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a given request may not be exercised by the Company more than once in any one-year period.

8.2 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall do the following:

(a) The Company shall file with the SEC a Registration Statement with respect to such Registrable Shares within 30 days after receiving such request and use its best efforts to cause that Registration Statement to become effective as soon as is reasonably possible.

(b) The Company shall as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement and such SEC Filings and other filings required by the SEC, in each case, as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or such time as all of the Registrable Shares held by the Purchaser that are registered under such Registration Statement can be sold pursuant to Rule 144(k) or within a given three-month period pursuant to Rule 144. Notwithstanding the foregoing, if, at any time following the effectiveness of a Registration Statement, the Company shall have determined that the Company may be required to disclose any material corporate development, the Company may suspend the effectiveness of a Registration Statement until such time as an amendment to such Registration Statement has been filed by the Company and declared effective by the SEC or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act, by giving notice to the Purchaser. The Company will use its best efforts to limit the length of any period of suspension of a Registration Statements to a reasonable period of time (which shall in no event be longer than 90 days or such longer period of time as is required, due to circumstances outside of the Company’s control, such as a delay by the SEC) (a “Suspension Period”), and further, the Company will use its best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and end the Suspension Period. The Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, the Purchaser will not sell any Registrable Shares pursuant to the Registration Statement during the Suspension Period until (i) the Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) the Purchaser has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) the Purchaser has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

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(c) The Company shall furnish to the Purchaser such reasonable numbers of copies of the prospectus and the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Purchaser may reasonably request in order to facilitate the public sale or other disposition of its Registrable Shares. If the Company has delivered preliminary or final prospectuses to the Purchaser and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Purchaser and, if requested, the Purchaser shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the Purchaser with revised prospectuses and, following receipt of the revised prospectuses, the Purchaser shall be free to resume making offers of its Registrable Shares.

(d) The Purchaser hereby covenants with the Company, in connection with any sale of the Registrable Securities, the Purchaser shall cause the prospectus delivery requirements under the Securities Act to be satisfied and shall otherwise comply with all applicable laws, rules and regulations. The Purchaser acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with such Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

(e) The Company shall use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or blue sky laws of such states as the Purchaser shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Purchaser to consummate the public sale or other disposition in such states of its Registrable Shares; provided, however, that the Company shall not be required in connection with this Section 8.2(d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

8.3 Allocation of Expenses. The Company will pay all Registration Expenses of any registration under this Agreement. The Purchaser will pay all other expenses incurred in connection with any registration hereunder.

8.4 Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims,

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damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling Person specifically for use in the preparation thereof.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling Person may become subject under the Securities Act, Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectuses, amendment or supplement; provided, however, that the obligations of each seller of Registrable Securities hereunder shall be limited to an amount equal to the proceeds to such seller of Registrable Shares sold in connection with such registration.

(c) Each party entitled to indemnification under this Section 8.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved

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by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.4. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of each other Indemnified Party.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) the Purchaser makes a claim for indemnification pursuant to this Section 8.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Purchaser in circumstances for which indemnification is provided under this Section 8.4; then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.4(d). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or, except as provided in Section 8.4(c), defending any such action or claim. Notwithstanding the provisions of this Section 8.4(d), (A) the Purchaser will not be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no Person guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

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8.5 Information from the Purchaser. If the Purchaser requests a registration pursuant to Section 8.1, it shall furnish to the Company such information regarding the Purchaser and the distribution proposed by the Purchaser as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

8.6 Rule 144 Requirements. The Company agrees to:

(a) make and keep public information available in compliance with the requirements of Rule 144;

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to the Purchaser upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as the Purchaser may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell the Shares without registration.

8.7 Market Stand-Off. If requested by the representative of the underwriters of Common Stock (or other securities) of the Company, the Purchaser shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Purchaser for a period specified by the representative of the underwriters, in any case not to exceed 90 days following any registered offering of the Common Stock of the Company. The obligations described in this Section 8.7 shall not apply to a registration effected pursuant to a Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said periods.

8.8 Termination of Registration Rights. All of the Company’s obligations to register Registrable Shares, and the Purchaser’s rights to cause such registration, under this Agreement shall cease and terminate upon the earlier of (a) such time as all of the Registrable Shares have been sold by the Purchaser in one or more transactions in which the Purchaser’s registration rights under this Section 8 have not been transferred under Section 8.9 or (b) such time as all of the Registrable Shares may be sold by the Purchaser pursuant to Rule 144(k) or in a three-month period pursuant to Rule 144.

8.9 Transfer of Registration Rights. Subject to Section 9, the rights granted to the Purchaser by the Company under this Section 8 may be assigned in full by the Purchaser to a

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third party in connection with a sale by the Purchaser of Registrable Shares to such third party, provided, however, that (a) such transfer may otherwise be effected in accordance with applicable securities laws; (b) the Purchaser gives prior written notice to the Company at least 10 days prior to the date of filing of the Registration Statement under Section 8.2(a); and (iii) such transferee agrees to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement. Except as specifically permitted by this Section 8.9, the rights of a holder of Registrable Shares shall not be transferable to any other person or entity, and any attempted transfer shall cause all rights of such holder therein to be forfeited

9.	RESTRICTIONS ON TRANSFER.

9.1 Restrictions. The Purchaser agrees not to make any disposition of all or any portion of the Shares unless and until the earliest to occur of the following events:

(a) Final adjudication of the results of the Phase 3 Clinical Trial;

(b) At such time as the Purchaser’s cash and cash equivalents are below [***], as certified to the Company in writing by an officer of the Purchaser;

(c) The R&D Agreement has been validly terminated.

For the avoidance of doubt, after the occurrence of any of the events set forth in Section 9(a) through (c), AnGes shall have the right hereunder to sell all or any portion of the Shares.

9.2 Early Termination of Restrictions. Notwithstanding Section 9.1, in the event that, at any time after the second anniversary of the Initial Closing Date and on or prior to the date of the earliest to occur of the events set forth in Sections 9.1(a), (b) or (c), the Company enters into a strategic alliance with a third party for a program or product of the Company that is comparable to the transactions contemplated by this Agreement and the R&D Agreement, including, without limitation, as a term of such alliance, the purchase of equity securities of the Company in order to fund research and development activities under such alliance (a “New Alliance”), and if the terms of such New Alliance provide for a period during which there are restriction on transfer of such equity securities of the Company issued to such third party that is less than the anticipated total duration of the period over which research and development funding is to be provided to the Company as part of such alliance (with the understanding that Section 9.1 contemplates that the duration of the restrictions on transfer of all or any portion of the Shares is intended to be equivalent to the period over which the Purchaser is providing funding for the Phase 3 Clinical Trial, which is anticipated to be three years), then this Section 9.2 shall apply. Where the conditions of this Section 9.2 apply, the duration of the restriction on transfer of the Shares under this Section 9 shall be reduced, if applicable, to that

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period of time equal to (a) three years multiplied by (b) a fraction equal to (i) the period during which there are restrictions on transfer of equity securities of the Company issued to the third party in the New Alliance, divided by (ii) the anticipated total duration of the period over which such third party is providing research and development funding to the Company in the New Alliance. For example, if the New Alliance provides that the period during which there are restrictions on transfer of equity securities of the Company issued to the third party in the New Alliance is two years, and the anticipated total duration of the period over which such third party is providing research and development funding to the Company in the New Alliance is four years, then the duration of the restriction on transfer of the Shares under this Section 9 shall be reduced to one year and six months (i.e. (a) three years, multiplied by (b) the fraction equal to (i) two divided by (ii) four). Any disposition of the Shares permitted under this Section 9 shall remain subject to the provisions of applicable securities laws, rules and regulations.

10.	ADDITIONAL COVENANTS.

10.1 Restricted Transactions. For the term of the R&D Agreement, and except as permitted by Section 9 with respect to the Shares, the Purchaser shall not, and shall not authorize, instruct, facilitate or permit any of its Affiliates or any other person or entity, to engage in any of the following (a “Restricted Transaction”): (a) offer, sell or contract to sell securities of the Company or any of its affiliates or successors or any instruments convertible into or exchangeable or exercisable for securities of the Company or any of its Affiliates or successors (the “Company Securities”) in a private placement or similar transaction, (b) sell any option or contract to purchase, purchase any option or contract to sell or grant any option, right or warrant for the sale of the Company Securities, or (c) enter into any swap or any other agreement or any transaction that transfers, in whole or in part directly or indirectly, the economic consequence of ownership of the Company Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

10.2 Standstill. The Purchaser agrees that for the term of the R&D Agreement, except with the prior written consent of the Company, the Purchaser shall not, and shall not permit any of its officers, directors or affiliates to:

(a) acquire, offer to acquire, agree to acquire or cause or effect the acquisition of, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities or instruments convertible into any of the Company Securities such that the aggregate beneficial ownership of the Purchaser, its officers, directors and Affiliates (on a combined basis, and if prior to the Milestone Closing Date, including for purposes of calculating such beneficial ownership, the Milestone Shares) is 20% or more of the Company’s outstanding Common Stock.

(b) solicit or encourage any other entity to solicit proxies (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any matter involving the Company or otherwise initiate, propose or solicit, or induce any other person or entity to initiate, propose or solicit any stockholder of the Company, any stockholder proposal, any tender offer

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for Company Securities, any change of control of the Company, or for the purpose of convening a stockholders’ meeting of the Company;

(c) deposit any Company Securities in any voting trust or subject them to any voting agreement or other agreement of similar effect;

(d) join or form any partnership, limited partnership, syndicate, or other group within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of acquiring, holding or disposing of beneficial ownership of any Company Securities or encourage, advise or, for the purpose of circumventing or avoiding any of the provisions of this Agreement, assist any person or entity to do any of the foregoing or otherwise take any action individually or jointly with any partnership, limited partnership, syndicate, or other group or assist any other person, corporation, entity or group in taking any action it could not individually take under this Agreement;

(e) make, effect, cause, initiate or participate in any Acquisition Transaction (as defined below) with respect to the Company; or

(f) make any public proposals to the Company or any of its Affiliates, directors, officers, employees, agents, representatives, successors or security holders concerning any Acquisition Transaction relating to the Company or any Affiliate or successor of the Company or take any action that would require the Company to make a public announcement regarding the possibility of an Acquisition Transaction with the Purchaser or any of its Affiliates.

(g) For purposes of this Section 10.2, “Acquisition Transaction” shall mean any transaction involving: (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; (ii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person involving more than 50% of the outstanding shares of capital stock of the Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

10.3 Termination of Standstill. The obligations of the Purchaser under Section 10.2 shall terminate in the event of (a) any bona fide unsolicited third party tender or exchange offer for at least 50% of the outstanding voting capital stock of the Company, (b) the Company enters into any agreement for an Acquisition Transaction with any entity not affiliated with the Purchaser pursuant to an unsolicited proposal by such third party, or (c) the Company, upon the decision of the Company’s Board of Directors, initiates a structured auction process with regard

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to an Acquisition Transaction, but excluding any market check in response to an unsolicited proposal made by any entity not affiliated with the Purchaser. All of the provisions of Section 10.2 shall be reinstated and shall apply in full force according to their terms in the event that: (i) if the provisions of Section 10.2 shall have terminated as the result of a tender or exchange offer, such tender or exchange offer (as originally made or as amended or modified) shall have terminated (without closing) prior to the commencement of a tender or exchange offer by the Purchaser that would have been permitted to be made pursuant to the first sentence of this Section 10.3 as a result of such third-party tender or exchange offer; (ii) any tender or exchange offer by the Purchaser (as originally made or as extended or modified) that was permitted to be made pursuant to this Section 10.3 shall have terminated (without closing); or (iii) if the provisions of Section 10.2 shall have terminated as a result of any action by the Company referred to in this Section 10.3, the Company shall have determined not to take any of such actions (and no such transaction shall have closed) prior to the commencement of any action by the Purchaser that would have been permitted to be made pursuant to this Section 10.3 as a result of the initial determination of the Company referred to in this Section 10.3. Upon reinstatement of the provisions of Section 10.2, the provisions of this Section 10.3 shall continue to govern in the event that any of the events described in this Section 10.3 shall occur.

11.	MISCELLANEOUS.

11.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser.

11.2 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

11.5 Successors and Assigns. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which the R&D Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise; or

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(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

11.6 Entire Agreement. This Agreement and other documents (including the R&D Agreement) delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.7 Payment of Fees and Expenses. Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.8 Broker’s Fee. Each of the Company and the Purchaser hereby represents that, there are no brokers or finders entitled to compensation in connection with the sale of the Shares, and shall indemnify the other party for any such fees for which such party is responsible.

11.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (7) days after the date of postmark; or (c) if delivered by overnight courier, the second business day the overnight courier regularly makes deliveries.

(a)	If to the Company, notices must be addressed to:

Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121

Attention: Vice President, Business Development

Telephone: 858-646-1144

Facsimile: 858-646-1152

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(b)	If to the Purchaser, notices must be addressed to:

AnGes MG, Inc.

5F, Mita Suzuki Bldg., 5-20-14

Shiba, Minato-ku, Tokyo, 108-0014

Japan

Telephone: 81-3-5730-2489

Facsimile: 81-3-5730-2635

11.10 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

11.11 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE R&D AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED.

11.12 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

VICAL INCORPORATED

By:	/s/ Jill M. Church
Name:	Jill M. Church
Title:	Chief Financial Officer

ANGES MG, INC.

By:	/s/ Ei Yamada
Name:	Ei Yamada
Title:	President and CEO

[Signature Page To Stock Purchase Agreement]